Exhibit 99.1

VASCO Reports Results for Fourth Quarter and Full Year 2012

Revenue from continuing operations for the fourth quarter and full year 2012 was $38.8 million and $154.0 million, respectively, a decrease of 20% compared to the fourth quarter 2011 and a decrease of 8% compared to full year 2011. Operating income from continuing operations for the fourth quarter and full year 2012 was $3.5 million and $21.0 million, respectively, a decrease of 61% and 15% compared to the fourth quarter and full year 2011, respectively. Financial results for the periods ended December 31, 2012 and guidance for full year 2013 to be discussed on conference call today at 10:00 a.m. E.S.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, February 21, 2013—VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com), today reported financial results for the fourth quarter and full year ended December 31, 2012.

Revenue from continuing operations for the fourth quarter of 2012 decreased 20% to $38.8 million from $48.5 million in 2011 and, for the full year 2012, decreased 8% to $154.0 million from $168.1 million in 2011.

Net income from continuing operations for the fourth quarter of 2012 was $2.2 million, or $0.05 per fully diluted share, a decrease of $9.2 million, or 81%, from $11.3 million, or $0.29 per fully diluted share, for the fourth quarter of 2011. Net income from continuing operations for the full year 2012 was $16.2 million, or $0.42 per fully diluted share, a decrease of $8.0 million, or 33%, from $24.3 million, or $0.63 per fully diluted share for the full year 2011.

Net income, which includes the impact of our discontinued operations, was $2.0 million, or $0.05 per diluted share and $15.6 million, or $0.40 per diluted share for the fourth quarter and full year 2012, respectively. Net income for the fourth quarter and full year 2011 was $10.8 million, or $0.28 per diluted share and $18.1 million, or $0.47 per diluted share, respectively.

Financial Highlights:

•	Gross profit from continuing operations was $24.4 million or 63% of revenue for the fourth quarter of 2012 and $99.6 million or 65% of revenue for the full year 2012. Gross profit was $32.0 million or 66% of revenue for the fourth quarter of 2011 and $108.1 million or 64% of revenue for the full year 2011.

•	Operating expenses from continuing operations for the fourth quarter and full year 2012 were $20.8 million and $78.5 million, respectively, a decrease of 9% from $22.9 million reported for the fourth quarter 2011 and a decrease of 6% from $83.3 million reported for the full year 2011.

Operating expenses from continuing operations for the fourth quarter and full year 2012 included $1.0 million and $3.7 million, respectively, of expenses related to stock-based incentives. Operating expenses from continuing operations for the fourth quarter and full year 2011 included $3.9 million and expense of $6.1 million, respectively, related to stock-based incentives.

Operating expenses from continuing operations for the fourth quarter and full year 2012 also included $0.5 million and $1.9 million, respectively, of expenses related to the amortization of purchased intangible assets. Operating expenses for the fourth quarter and full year 2011 included $0.5 million and $2.0 million, respectively, of expenses related to the amortization of purchased intangible assets.

•	Operating income from continuing operations for the fourth quarter and full year 2012 was $3.5 million and $21.0 million, respectively, a decrease of $5.5 million, or 61%, from $9.1 million reported for the fourth quarter of 2011 and a decrease of $3.7 million, or 15%, from the $24.8 million reported for the full year 2011. Operating income as a percentage of revenue for the fourth quarter and full year 2012 was 9% and 14%, respectively, compared to 19% and 15% for the comparable periods in 2011.

•	Earnings before interest, taxes, depreciation and amortization from continuing operations was $4.5 million and $25.1 million for the fourth quarter and for the full year 2012, respectively, a decrease of 56% from $10.3 million reported for the fourth quarter of 2011 and a decrease of 14% from $29.1 million reported for the full year 2011.

•	Net cash balances, total cash and cash equivalents less bank borrowings, at December 31, 2012 totaled $106.5 million compared to $96.1 million and $84.5 million at September 30, 2012 and December 31, 2011, respectively.

Operational and Other Highlights:

•	VASCO and Trusteer announced a partnership to secure online transactions, applications and access to sensitive information. Trusteer is a leader in endpoint cybercrime prevention solutions that protect organizations against financial fraud and data breaches.

•	VASCO leveraged the use of the Belgian eID card for its MYDIGIPASS.COM platform and partnered with leading Belgian bank Belfius (www.belfius.be) to make Belfius’ online banking application eID-ready.

•	VASCO broadened the reach of its MYDIGIPASS.COM website by making it available in French, German, Dutch and Italian.

•	VASCO, Intel Corporation Italy and InfoCert S.p.A., signed a Memorandum of Understanding for a future collaboration that aims at enhancing users’ authentication forms in Italy.

•	VFB, the Flemish federation of Investors, secures its membership platform with MYDIGIPASS.COM

•	VASCO launched DIGIPASS 320, its first e-signature device with ‘What you see is what you sign’ (WYSIWYS) functionality.

•	VASCO ranked 67th in the FinTech’s 2012 ranking of the top 100 global technology providers to the financial services industry.

Guidance for full-year 2013:

VASCO is providing guidance for the full-year 2013 as follows:

•	Revenue from our traditional business, which excludes our new service product offerings (DIGIPASS as a Service and MYDIGIPASS.COM), is expected to be in the range of $162 million to $167 million, and

•	Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, is projected to be in the range of 12% to 14%.

“The results for the fourth quarter and full year 2012 were in line with our revised expectations,” stated T. Kendall Hunt, Chairman & CEO. “While the results of the quarter and full year were lower than the same periods in the prior year, in large part due to the transactional nature of our business, we believe that our business is showing good growth over the longer term. The compound annual growth rate in revenue from 2009, which was the low point of the recent recession, through 2012 is just under 15%. During that time period, we have also invested heavily in our services platform. We believe that we will start to show traction with DIGIPASS as a Service and MYDIGIPASS.COM product lines in 2013 and are excited by the potential we see for those products in the years ahead.”

“While it may not be directly evident in our reported results, 2012 was a very important year in the development of business,” said Jan Valcke, VASCO’s President and COO. “In 2012, we not only saw a strengthening of the pipeline for new deals in our traditional business, but we also continued to invest in our strategy to develop a services business that would both expand our opportunities with our traditional business customers as well as open new authentication markets. We expect that our services platform will strengthen our relationship with our banking customers by providing a product that will allow our banking customers to enhance the relationship with their retail customers in a variety of ways. We also expect that our services platform will allow us to establish a relationship with consumers directly by providing them with a convenient way to increase the security over their use of various internet sites. As we build the business in 2013, we will push hard to add important Application Service Providers (ASP’s) and websites to our MYDIGIPASS.COM platform. “

Cliff Bown, Executive Vice President and CFO added, “Our balance sheet continued to strengthen as a result of our performance in 2012. At December 31, 2012, our net cash balances were $106.5 million, an increase of $22 million, or 26% from December 31, 2011. Similarly, at December 31, 2012 our working capital was $129.5 million, an increase of $21 million, or 19% from December 31, 2011. With interest rates remaining low, we plan to continue to review a number of options where we can invest a portion of our cash to help strengthen and/or grow the business in 2013.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, February 21, 2013, at 10:00 a.m. EST—16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s results for the fourth quarter and full year 2012 and guidance for full year 2013.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800-732-6870

International: +1 212-231-2902

And mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue	$38,837	$48,528	$154,029	$168,082
Cost of goods sold	14,455	16,502	54,464	59,970

Gross profit	24,382	32,026	99,565	108,112
Operating costs:
Sales and marketing	9,615	10,739	37,768	40,294
Research and development	4,809	5,190	18,794	18,636
General and administrative	5,941	6,533	20,071	22,450
Amortization of purchased intangible assets	478	482	1,905	1,967

Total operating costs	20,843	22,944	78,538	83,347

Operating income	3,539	9,082	21,027	24,765
Interest income, net	54	139	261	543
Other income, net	59	241	409	500

Income from continuing operations before income taxes	3,652	9,462	21,697	25,808
Provision (benefit) for income taxes	1,498	(1,876)	5,468	1,557

Net income—continuing operations	$2,154	$11,338	$16,229	$24,251
Income (loss) from discontinued operations	(137)	(561)	(630)	(6,118)

Net income	$2,017	$10,777	$15,599	$18,133

Basic net income (loss) per share
Continuing operations	$0.05	$0.30	$0.43	$0.65
Discontinued operations	(0.00)	(0.01)	(0.02)	(0.16)

Total net income per share	$0.05	$0.29	$0.41	$0.48

Diluted income (loss) per share
Continuing operations	$0.05	$0.29	$0.42	$0.63
Discontinued operations	(0.00)	(0.01)	(0.02)	(0.16)

Total net income per share	$0.05	$0.28	$0.40	$0.47

Weighted average shares outstanding:
Basic	38,276	37,626	38,069	37,555

Diluted	38,675	38,440	38,677	38,568

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets
Cash and equivalents	$106,469	$84,497
Accounts receivable, net of allowance for doubtful accounts	27,574	31,618
Inventories	18,675	16,033
Prepaid expenses	1,896	1,657
Foreign sales tax receivable	415	683
Deferred income taxes	1,714	2,382
Assets of discontinued operations	2,651	2,545
Other current assets	41	343

Total current assets	159,435	139,758
Property and equipment, net	4,052	4,405
Goodwill, net of accumulated amortization	13,176	12,910
Intangible assets, net of accumulated amortization	6,507	8,091
Other assets, net of accumulated amortization	3,336	3,759

Total assets	$186,506	$168,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,765	$7,328
Deferred revenue	8,146	8,649
Accrued wages and payroll taxes	6,212	6,564
Income taxes payable	378	1,965
Liabilities of discontinued operations	1,335	1,592
Other accrued expenses	6,112	5,070

Total current liabilities	29,948	31,168
Deferred compensation	—	1,526
Deferred tax liability	141	324
Other long-term liabilities	97	106

Total liabilities	30,186	33,124

Stockholders’ equity
Common stock	39	38
Additional paid-in capital	74,965	71,720
Accumulated income	81,256	65,658
Accumulated other comprehensive income (loss)	60	(1,617)

Total stockholders’ equity	156,320	135,799

Total liabilities and stockholders’ equity	$186,506	$168,923

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations to net income from continuing operations(in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
	(in thousands, unaudited)		(in thousands, unaudited)
EBITDA from continuing operations	$4,506	$10,270	$25,080	$29,075
Interest income, net	54	139	261	543
Benefit (Provision) for income taxes	(1,498)	1,876	(5,468)	(1,557)
Depreciation and amortization	(908)	(947)	(3,644)	(3,810)

Net income from continuing operations	$2,154	$11,338	$16,229	$24,251

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO:

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as global software company for Internet Security serving a customer base of approximately 10,000 companies in more than 100 countries, including approximately 1,700 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, among other things, our expectations regarding the DigiNotar bankruptcy process, the impairment of our investment in DigiNotar, the timeframe in which the impairment costs will be incurred, our ability to recover amounts held in escrow, our ability to offset amounts that may be owed to DigiNotar by other VASCO affiliates against amounts owed to VASCO affiliates by DigiNotar, and our ability to effectively integrate certain intellectual property assets previously used by DigiNotar into our operations, as well as the prospects of, and developments and business strategies for, VASCO and our operations, including the development and marketing of certain new products and the anticipated future growth in certain markets in which we currently market and sell our products or anticipate selling and marketing our products in the future. These forward-looking statements (1) are identified by use of terms and phrases such as “expect”, “believe”, “will”, “anticipate”, “emerging”, “intend”, “plan”, “could”, “may”, “estimate”, “should”, “objective”, “goal”, “possible”, “potential” and similar words and expressions, but such words and phrases are not the exclusive means of identifying them, and (2) are subject to risks and uncertainties and represent our present expectations or beliefs concerning future events. Although VASCO believes that our expectations are reasonable, we can give no assurance that these expectations will prove to be correct. VASCO cautions that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated above include, among others, unanticipated costs associated with DigiNotar’s bankruptcy or potential claims that may arise in connection with the hacking incidents at DigiNotar. Additional risks, uncertainties and other factors have been described in greater detail in our Annual Report on Form 10-K for the year ended December 31, 2011 and include, but are not limited to, (a) risks of general market conditions, including currency fluctuations and the uncertainties resulting from turmoil in world economic and financial markets, (b) risks inherent to the computer and network security industry, including rapidly changing technology, evolving industry standards, increasingly sophisticated hacking attempts, increasing numbers of patent infringement claims, changes in customer requirements, price competitive bidding, and changing government regulations, and (c) risks specific to VASCO, including, demand for our products and services, competition from more established firms and others, pressures on price levels and our historical dependence on relatively few products, certain suppliers and certain key customers. Thus, the results that we actually achieve may differ materially from any anticipated results included in, or implied by these statements. Except for our ongoing obligations to disclose material information as required by the U.S. federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com